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                                                                   EXHIBIT 10.71

                  FY 2002 Bonus Plan for Operating Companies

     Plan Objective:
     To attract, motivate and retain key talent based on CMGI & Subsidiary business performance in addition to individual performance.

     Eligibility:
     Select managers and senior individual contributors who are employees of a CMGI controlled Subsidiary and who impact the overall business goals and objectives of the Subsidiary by which they are employed.

     Measurements:
     The bonus payout pool will be determined by overall CMGI and Subsidiary business performance based on the following weighting factors:

          CMGI Consolidated Business Performance    25% weighting
          Subsidiary Business Performance           75% weighting

     Funding for the bonus pool for each Subsidiary will be driven by the ability of that Subsidiary and CMGI to meet or exceed its budgeted financial objectives as approved by its Board of Directors.

     To the extent that the bonus pool is funded, participants' individual bonus awards will then be based on individual performance against their goals and objectives. Total payments made under this Plan by each Subsidiary may not exceed 100% of the bonus pool established for each Subsidiary pursuant to its meeting or exceeding its budgeted financial objectives.

     Business Performance/Financial Objectives:
     There are two financial objectives used in the calculation of the annual bonus pool for each Subsidiary; Revenue and Actual Operating Income. Actual Operating Income will exclude corporate allocations and amortization. In calculating the bonus pool, Revenue will be weighted 40% and Actual Operating Income will be weighted 60%. Business performance will be based on annual achievement against approved plan.

     Pool Funding Table:
     The table below will be used to determine the annual bonus pool based on final business performance. A minimum performance threshold of 80% must be achieved for pool funding associated with measured objectives. The maximum pool funding based on business performance is 150%. Every 1% increase or decrease in performance equals 2.5% increase or decrease in funding.

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Business          *80%     80%      90%      95%     100%     110%     **120%
Performance
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Pool Funding        0%     50%      75%    87.5%     100%     125%       150%
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     Individual Performance:
     All employees must have clearly documented goals and objectives. Payments may vary based on individual performance and management discretion, however managers must manage to their overall

     *  - Less than
     ** - Greater than or equal to


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budget pool. CEOs' individual performance will be based on defined milestones, metrics and overall discretion by their respective Boards of Directors. No Participant shall receive a total payment under this Plan in excess of 150% of his or her target bonus.

Timing of Payment:
Any earned bonus payments will be measured on an annual basis and paid annually. Payments will be determined after all companies have submitted their actual performance against plan to CMGI Corporate Finance and all numbers are consolidated and approved.

Employment Status:
In order to be eligible to receive any bonus payment under this Plan, participants must be actively employed by the Subsidiary at the time annual bonus payments are made which will be as soon as administratively possible following the close of the fiscal year. If a participant voluntarily leaves the Subsidiary prior to the time the bonus payments are made, he/she will be ineligible to receive any bonus payment. If an employee is involuntarily terminated by the Subsidiary prior to the time the bonus payments are made, he/she may, in certain circumstances, be eligible for a pro-rated bonus payment based on management discretion and time worked during the plan year. If a participant transfers to any other CMGI controlled Subsidiary, he/she will be eligible for a pro-rated bonus payment based on management discretion and for the time worked during the plan year.

Administration:
This plan, as it relates to a particular Subsidiary, shall be administered by the Board of Directors of such Subsidiary. The Board of Directors of any such Subsidiary reserves the right to apply its discretion to bonus plan eligibility, overall bonus funding and payment of bonuses. The Board of Directors of any such Subsidiary also reserves the right to amend or terminate its Bonus Plan at any time during the year. This plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.